[LETTERHEAD OF HJ & ASSOCIATES, LLC]

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

Board of Directors
Galtech Semiconductor Materials Corporation and Subsidiaries


We consent to the use in this Registration Statement of Galtech Semiconductor Materials Corporation and Subsidiaries on Form SB-2 of our audit report dated February 8, 2000 and our review report dated May 4, 2000 for Galtech Semiconductor Materials Corporation and Subsidiaries for the year ended December 31, 1999 and for the three months ended March 31, 2000, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/ HJ & Associates

HJ & Associates, LLC
(Formerly Jones, Jensen & Company)
Salt Lake City, Utah
July 13, 2000